Octavian International Ltd – Marketing Department

Press Release

Release date: Immediate Release

OCTAVIAN GLOBAL TECHNOLOGIES REPORTS REVERSE STOCK SPLIT AND NEW TRADING SYMBOL

London, UK – January 7th, 2009 – Octavian Global Technologies, Inc. (“Octavian”), a leading provider of total gaming and lottery solutions, serving Casino, AWP (Amusements With Prizes), Lottery and emerging gaming market sectors worldwide, announced today a 1-for-5.0174 reverse stock split of its shares of common stock and a change of its trading symbol on the OTC Bulletin Board to “OCTV.”

The reverse stock split, which was previously authorized by Octavian’s board of directors and approved by its stockholders, became effective as of the beginning of business on January 7, 2009. As a result, immediately thereafter the number of shares of Octavian common stock outstanding was reduced from 39,147,714 shares to 7,802,400 shares.

In connection with the reverse stock split a new trading symbol, “OCTV,” has been assigned by the OTC Bulletin Board to the Octavian common stock effective as of January 7, 2009.

About Octavian Global Technologies Inc www.octavianinternational.com
Established in 2001, Octavian is a leading provider of  total gaming and lottery solutions, serving Casino, AWP (Amusements With Prizes), Lottery and emerging gaming market sectors worldwide. Octavian-developed solutions, and also leading third-party products, are marketed under four core solution areas – OctaSystems, OctaGames, OctaSupplies and OctaLotto. The company currently has offices and computer centers in the Argentina, Australia, Colombia, Germany, India, Italy, Russia, UK, Ukraine and USA. Through this extensive network, and also through joint ventures and partnerships across the gaming world, Octavian systems, games and other solutions are deployed and supported in more than 30 countries.

For further information contact:
Octavian
Helen Hedgeland
+44 (0) 1483 543 543 or mail H.Hedgeland@octavianinternational.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Factors that may affect these forward-looking statements include, among others, our ability to raise capital, the decisions of third parties over which we have no control, the state of the telecommunications industry, technological changes and other factors set forth from time to time in our public statements. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date of this news release.

Octavian International Ltd Bury House, 1-3 Bury Street, Guilford, Surrey GU2 4AW Tel: +44 1483 543 543 Fax: +44 1483 543 540